Exhibit 10.1

FIFTH AMENDMENT TO
STANDSTILL AGREEMENT

This Fifth Amendment to Standstill Agreement (this “Amendment”) is effective as of June 13, 2019 by and between Perceptron, Inc., a Michigan corporation (the Company”) and Harbert Discovery Fund LP, Harbert Discovery Fund GP, LLC, Harbert Fund Advisors Inc. and Harbert Management Corporation (collectively, the “Holders”). Capitalized terms not otherwise defined herein have the meanings set forth in the Agreement (as defined below).

RECITALS

WHEREAS, the Company and the Holders are parties to that certain Standstill Agreement dated as of August 9, 2016, as amended by the First Amendment to Standstill Agreement dated as of November 17, 2016, the Second Amendment to Standstill Agreement dated as of May 31, 2017, the Third Amendment to Standstill Agreement dated as of December 18, 2017 and the Fourth Amendment to Standstill Agreement dated as of August 9, 2018 (the “Agreement”); and

WHEREAS, the parties wish to further amend the Agreement as set forth herein.

AGREEMENTS

NOW, THEREFORE, in consideration of the mutual promises contained herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

1.                   The Company shall waive the limitations of Section 6 of that certain Voting Agreement dated as of August 9, 2016, between the Company and Moab Partners, L.P. and Moab Capital Partners, LLC (collectively, “Moab”), as amended by the First Amendment to Voting Agreement dated as of November 17, 2016, the Second Amendment to Voting Agreement dated as of May 31, 2017, the Third Amendment to Voting Agreement dated as of December 18, 2017and the Fourth Amendment to Voting Agreement dated as of August 9, 2018 in order to permit Moab to sell and Holders to purchase all of the shares of the Company’s Common Stock owned by Moab as of the date of this Agreement.

2.                   Section 4(d) of the Agreement shall be amended to add Jay W. Freeland to the list of persons appointed as proxy for the Holders.

3.                   Section 3(d) of the Agreement shall be deleted from the Agreement.

4.                   Section 5 of the Agreement shall be amended and restated to read as follows:

“5.       Directorships.

(a)       The Nominating and Corporate Governance Committee of the Board and the Board will nominate, recommend and support John F. Bryant (the “Holders Director”) for election at each Annual Meeting of the Shareholders of Perceptron during the Covered Period. Perceptron agrees to solicit proxies for the Holders Director during the Covered Period pursuant to this Section 5(a) and include the Holders Director in its slate of nominees (the “Company Slate”) for election as directors of Perceptron during the Covered Period in the same manner as it does for all the other incumbent members of the Company Slate.

(b)       As a condition to the Holders Director nomination for election to the Board during the Covered Period, Holders and the Holders Director agree to provide to Perceptron the information required to be disclosed for directors, candidates for directors and their affiliates and representatives in a proxy statement or other filings under applicable law or stock exchange rules or listing standards, information in connection with assessing eligibility, independence and other criteria applicable to directors, and satisfying other compliance requirements and legal obligations in the same manner as any other director, a fully completed copy of Perceptron’s standard director questionnaire and such other information as reasonably requested by Perceptron from time to time with respect to Holders and the Holders Director.

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(c)       The Holders Director agrees that, at all times while serving as a member of the Board, he will (i) meet all director independence standards of Perceptron, The NASDAQ Stock Market and the SEC and applicable provisions of the Exchange Act, and the rules and regulations promulgated thereunder, and (ii) be qualified to serve as a director under the Michigan Business Corporation Act.

(d)       At all times while serving as a Director, the Holders Director will receive the same benefits of directors’ and officers’ insurance and any indemnity and exculpation arrangements available generally to the other non-executive Board members and the same compensation and other benefits for his service as a director as the compensation and other benefits received by the other non-executive Board members for service as a director.

(e)       Holders shall cause the Holders Director to comply with all corporate and Board policies and principles of Perceptron in force from time to time and applicable to Directors of Perceptron generally, and to provide Perceptron with signed agreements from the Holders Director to that effect.

(f)        Other than any incentive, compensation or other payment John F. Bryant may receive in his employment roles with the Holders, which arrangements will not be materially increased in connection with or as a result of John F. Bryant becoming or serving as a Holders Director, the Holders Director will not accept any incentive, compensation or other payment that would influence him to recommend that Perceptron enter into a transaction for the sale of Perceptron or to recommend any other significant initiative affecting Perceptron and its shareholders, but nothing herein will prevent Holders Director from recommending such transactions or initiatives as specifically permitted in this Agreement.

(g)        Except as otherwise set forth in this Section 5(g), the Holders Director shall comply with all policies, procedures processes, codes, rules, standards, and guidelines applicable to Directors (as each may be amended from time to time for all Directors) and will execute the Non-Disclosure Agreement substantially in the form attached hereto as Exhibit A (the “Confidentiality Agreement”). Notwithstanding the foregoing, John F. Bryant may discuss confidential information with officers and managers of the Holders in accordance with and subject to the terms of the Confidentiality Agreement after the Confidentiality Agreement has been mutually executed and delivered to Perceptron by John F. Bryant, and if applicable, officers and managers of the Holders who will receive confidential information, and subject to full compliance with Perceptron’s insider trading policies.

(h)        Perceptron agrees that if the Holders Director is unable to serve as a director, resigns as a director or is removed as a director, Holders shall have the ability to recommend a substitute person who satisfies all of the requirements for board candidates set forth in Section 1(f) and 5 (“Replacement Director”) for approval by the Nominating and Corporate Governance Committee of the Board, in good faith after exercising its fiduciary duties, which approval shall not be unreasonably withheld. Upon the recommendation of a Replacement Director nominee by the Nominating and Corporate Governance Committee of the Board, the Board shall vote on the appointment of such Replacement Director to the Board no later than ten (10) business days after the Nominating and Corporate Governance Committee recommendation of such Replacement Director; provided, however, that if the Board does not elect such replacement Director to the Board, the parties shall continue to follow the procedures of this Section 5(h) until a Replacement Director is elected to the Board.”

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5.                   Section 9(a) of the Agreement shall be amended and restated to read as follows:

“(a) This Agreement is effective as of the date hereof and shall remain in full force and effect for the period (the “Covered Period”) commencing on the date hereof and ending on the earlier of (i) date that is thirty (30) days prior to the deadline for a shareholder to submit nominations at the 2020 Annual Meeting of the Shareholders of Perceptron in accordance with the provisions set forth in Perceptron’s Bylaws in effect at such time, or (ii) the termination of this Agreement as set forth in Section 9(b)(ii).”

6.                   If there is any inconsistency or ambiguity between this Amendment and the Agreement, this Amendment shall control in all respects.

7.                   Except as is specifically set forth in this Amendment, the remaining provisions of the Agreement are not otherwise modified or amended, and all such provisions of the Agreement shall remain in full force and effect.

8.                   This Amendment may be executed in as many counterparts as may be deemed necessary and convenient, and by the different parties hereto on separate counterparts, and each of which, when so executed, shall be deemed an original, and all such counterparts shall constitute one and the same instrument.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties have executed this Amendment as of the date set forth above.

Perceptron, Inc.

By:	/s/ David L. Watza
Name:	David L. Watza
Title:	President and Chief Executive Officer

HARBERT DISCOVERY FUND, LP
By: Harbert Discovery Fund GP, LLC

By:	/s/ Kevin A. McGovern
Name:	Kevin A. McGovern
Title:	Vice President and Associate General Counsel

HARBERT DISCOVERY FUND, GP, LLC

By:	/s/ Kevin A. McGovern
Name:	Kevin A. McGovern
Title:	Vice President and Associate General Counsel

HARBERT FUND ADVISORS, INC.

By:	/s/ John W. McCullough
Name:	John W. McCullough
Title:	Executive Vice President and General Counsel

HARBERT MANAGEMENT CORPORATION

By:	/s/ John W. McCullough
Name:	John W. McCullough
Title:	Executive Vice President and General Counsel

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